Exhibit 99.1

Contact:	NEWS RELEASE
Alliance Data
Tiffany Louder – Investor Relations
214-494-3048
tiffany.louder@alliancedata.com

Steve Calk
FTI Consulting
212-850-5611
alliancedata@fticonsulting.com

Shelley Whiddon – Media
214-494-3811
shelley.whiddon@alliancedata.com

Ulta Beauty Olivia Mata 630-410-5408 omata@ulta.com
ALLIANCE DATA'S CARD SERVICES BUSINESS AND ULTA BEAUTY PARTNER
TO LAUNCH NEW, BRANDED CREDIT CARD PROGRAM

Effort to enhance value of the largest US beauty retailer's popular loyalty program

PLANO, TEXAS and BOLINGBROOK, IL – July 28, 2016 – Alliance Data Systems Corporation (NYSE: ADS), a leading global provider of data-driven marketing and loyalty solutions, today announced its Columbus, Ohio-based card services business, a premier provider of branded private label, co-brand and commercial credit programs, has signed a new long-term agreement to provide private label and co-branded credit card services for Ulta Beauty (NASDAQ: ULTA, www.ulta.com). Ulta Beauty, based in Bolingbrook, Ill., is the largest beauty retailer in the United States, operating 886 stores in 48 states and the District of Columbia.

Ulta Beauty and Alliance Data have partnered to develop and manage the Ultamate Rewards Credit Card program which is designed to enhance the benefits of the popular Ultamate Rewards loyalty program and increase engagement with the Ulta Beauty brand. The Ultamate Rewards co-brand credit card program will leverage the MasterCard network so cardmembers can use it anywhere MasterCard is accepted around the world. In addition, cardmembers will have exclusive access to an array of outstanding benefits and unique experiences, including the Priceless Cities program, available only to MasterCard cardholders.

 "At Ulta Beauty, we keep the guest at the center of all we do. Enhancing our guests' shopping experience with added convenience and benefits through this new partnership with Alliance Data is yet another way for us to do that," said David Kimbell, chief marketing and merchandising officer at Ulta Beauty.

Alliance Data will employ its best-in-class data assets and loyalty marketing expertise and will utilize in-store, online and mobile channels to acquire new Ultamate Rewards Credit Cardholders. The program's robust value proposition will be designed to reward Ulta Beauty guests for visiting more frequently with a shopping experience that will deepen their connection to the brand by accelerating benefits of the existing Ultamate Rewards program. Alliance Data's Conversant® and Epsilon® businesses are also providing services to Ulta Beauty.

"From the in-store experience to the immensely popular Ultamate Rewards program, Ulta Beauty has fostered a passionate, loyal customer base," said Melisa Miller, president of Alliance Data's card services business. "We will employ our lifecycle marketing approach to deliver on our promise of being a valued partner for the entire customer journey. We look forward to the possibility of existing Ulta Beauty guests becoming lifelong cardmembers with even deeper brand affinity and engagement."

About Ulta Beauty
Ulta Beauty (NASDAQ: ULTA) is the largest beauty retailer in the United States and the premier beauty destination for cosmetics, fragrance, skin, hair care products and salon services. Since opening its first store in 1990, Ulta Beauty has grown to become the top national retailer providing All Things Beauty, All in One Place™. The Company offers more than 20,000 products from over 500 well-established and emerging beauty brands across all categories and price points, including Ulta Beauty's own private label. Ulta Beauty also offers a full-service salon in every store featuring hair, skin and brow services. Ulta Beauty is recognized for its commitment to personalized service, fun and inviting stores and its industry-leading Ultamate Rewards loyalty program. As of April 30, 2016, Ulta Beauty operates 886 retail stores across 48 states and the District of Columbia and also distributes its products through its website, which includes a collection of tips, tutorials and social content. For more information, visit www.ulta.com.

About Alliance Data's card services business
Alliance Data's card services business is a leading provider of tailored marketing and loyalty solutions, delivered through branded credit programs that drive more profitable relationships between our brand partners and their cardmembers. We offer private label, co-brand, and commercial products to many of the world's most recognizable brands across a multitude of channels.

We uphold our Know more. Sell more.® promise by leveraging unmatched customer insights, advanced analytics, and broad-reaching innovative capabilities. It's how we deliver increased sales to our partners, build enduring loyalty to their brands, and provide more value to our cardmembers. Alliance Data's card services business is a proud part of the Alliance Data enterprise. To learn more, visit www.knowmoresellmore.com or follow us on Twitter @Know_SellMore.

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 and Fortune 500 company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ more than 16,000 associates at approximately 100 locations worldwide.
Alliance Data's Card Services business is a leading provider of marketing-driven branded credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.
Follow Alliance Data on Twitter, Facebook, LinkedIn and YouTube.
Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

# # #